EXHIBIT 10.4
Barr Pharmaceuticals, Inc. Non-Qualified Deferred Compensation Plan
(As Amended and Restated Effective as of February 27, 2008 with retroactive effect to January 1, 2005)
          Barr Pharmaceuticals, Inc. (the “Company”) established the Barr Pharmaceuticals, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”) for the benefit of its eligible Employees effective November 1, 2003. The Company previously has amended the Plan and now hereby amends and restates the Plan, effective as of January 1, 2005, except where specifically provided. The Plan is intended to be an unfunded plan maintained solely for the purpose of providing deferred compensation for a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is further intended to comply with the Internal Revenue Code of 1986, as amended, including Code Section 409A. The Plan shall be administered and construed so as to effectuate such intentions.
ARTICLE I
DEFINITIONS
          Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
     1.1. “Account” means the Deferral Contribution Account and the Employer Matching Contribution Account, if any, established on the Company’s books for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.
     1.2. “Administrator” means the Barr Pharmaceuticals, Inc. Savings and Retirement Plan Committee, which is responsible for the administration of the Plan.
     1.3. “Beneficiary” means the person or persons entitled under Section 6.2 to receive benefits under the Plan upon the death of a Participant.
     1.4. “Board” means the Company’s Board of Directors.
     1.5. “Bonus” means the additional cash remuneration payable to a Participant annually pursuant to the Barr Pharmaceuticals, Inc. 2007 Executive Officers Incentive Plan, the Barr Pharmaceuticals, Inc. 2007 Management Incentive Plan, any predecessor to such plans, or any similar or successor plans, prior to any Deferral Contributions under this Plan.
     1.6. “Bonus Deferral Agreement” means the written deferral agreement entered into by a Participant with an Employer under Section 3.2 of the Plan.
     1.7. “Bonus Deferral Contribution” means the contribution credited to a Participant’s Deferral Contribution Account under the Plan by the Employer pursuant to the Participant’s Bonus Deferral Agreement under Section 3.2 of the Plan.

     1.8. “Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company or a Subsidiary. If there is no employment, consulting, or other written agreement between the Company or a Subsidiary and the Participant or if such agreement does not define “Cause,” then “Cause” shall mean, as determined by the Administrator in its sole discretion, the Participant’s (i) willful and continued failure substantially to perform the Participant’s material duties with the Company or a Subsidiary, or the commission of any activities constituting a violation or breach under any federal, state, or local law or regulation applicable to the activities of the Company or Subsidiary, in each case, after notice thereof from the Board or the Administrator to the Participant and (where possible) a reasonable opportunity for the Participant to cease such failure, breach, or violation in all respects, (ii) fraud, breach of fiduciary duty, dishonesty, misappropriation, or other actions that cause damage to the property or business of the Company or Subsidiary, (iii) repeated absences from work such that the Participant is unable to perform the Participant’s employment or other duties in all material respects, other than due to physical or mental impairment or illness, (iv) admission or conviction of, or plea of nolo contendere to, any felony, or to any other crime that, in the reasonable judgment of the Board or the Administrator, adversely affects the Company’s or a Subsidiary’s reputation or the Participant’s ability to carry out the obligations of the Participant’s employment or Service, (v) loss of any license or registration that is necessary for the Participant to perform the Participant’s duties for the Company or Subsidiary, (vi) failure to cooperate with the Company or a Subsidiary in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Board or the Administrator to the Participant and a reasonable opportunity for the Participant to cure such non-cooperation or, (vii) act or omission in violation or disregard of the Company’s or Subsidiary’s policies, including but not limited to the Company’s or Subsidiary’s harassment and discrimination policies and standards of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Company or a Subsidiary. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or a Subsidiary. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or a Subsidiary shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or a Subsidiary.
     1.9. “Change in Control” shall mean the first to occur of any of the following events, but only to the extent that such event is described in Code Section 409A(a)(2)(A)(v):
     (a) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired within the 12-month period ending on the date of the most recent acquisition by such person) securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

     (b) during any period of twelve months (not including any period prior to the execution of this Plan), a majority of members of the Board are replaced by Directors (whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election); or
     (c) any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the combined voting power of the stock of the Company but only if such person or group did not own more than 50% of the combined voting power of the stock of the Company prior to such acquisition; or
     (d) any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding stock of the Company, or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above.
     (e) Notwithstanding the foregoing, unless a majority of the Incumbent Board determines otherwise, no Change in Control shall be deemed to have occurred with respect to a particular Employee or Participant if the Change in Control results from actions or events in which such Employee or Participant is a participant in a capacity other than solely as an officer, Employee or member of the Board.
     1.10. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.
     1.11. “Company” means Barr Pharmaceuticals, Inc., a Delaware corporation, or, to the extent provided in Section 9.13 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company.
     1.12. “Compensation” has the meaning given to that term under the Qualified Plan, except that:
     (a) The limitations of Code Section 401(a)(17) shall not apply for purposes of this Plan;

     (b) For purposes of Article III, Compensation shall include amounts deferred pursuant to an election under Sections 3.1 or 3.2; and
     (c) Only Compensation earned while an Eligible Employee is a Participant under this Plan shall be counted for purposes of Deferral Contributions.
     1.13. “Deferral Agreement” means any Deferral Agreement to defer Salary or Bonus entered into by a Participant under the Plan.
     1.14. “Deferral Contribution” means any Bonus Deferral Contribution or Salary Deferral Contribution of a Participant under the Plan.
     1.15. “Deferral Contribution Account” means the account established for a Participant under the Plan that is credited with the Participant’s Salary and Bonus Deferral Contributions under Sections 3.1 and 3.2 of the Plan.
     1.16. “Disability” means that the Participant meets one of the following requirements:
     (a) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     (b) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan.
     (c) The Participant is determined to be totally disabled by the Social Security Administration.
     1.17. “Effective Date” means January 1, 2005, except as otherwise expressly provided herein.
     1.18. “Eligible Employee” means an Employee (i) who is a Vice President or higher officer, (ii) whose annualized compensation from the Employer is expected to equal or exceed the limit contained in Code Section 401(a)(17), (iii) who has elected, within 30 days of becoming eligible, to participate in the Qualified Plan as an “Executive Participant,” as such term is defined in the Qualified Plan, and (iv) who has elected, to the extent the Employee is otherwise eligible, to make “Catch-Up Contributions” under the Qualified Plan. Beginning on and after July 1, 2007, an Employee will only become an Eligible Employee on the date the Administrator notifies the Employee in writing of the Employee’s status as an Eligible Employee. Once an Employee has become an Eligible Employee, the Employee will remain as such for subsequent Plan Years unless the Administrator specifies otherwise or the Employee’s annual compensation no longer is expected to equal or exceed the limitation specified in Code Section 401(a)(17) for that Plan Year.
     1.19. “Employee” means a person employed by an Employer who is classified by an Employer as a common law employee; provided that, only individuals who are paid as common law employees from the payroll of an Employer shall be deemed to be Employees for purposes of the Plan. Any person who agrees in writing with an Employer that he or she will not be a Participant will not be eligible to participate in the Plan. For purposes of this definition of Employee, and notwithstanding any other provisions of the Plan to the contrary, individuals who are not classified by an Employer as employees under Code Section 3121(d) (including, but not limited to, individuals classified by the Employer as independent contractors and non-employee consultants) and individuals who are classified by an Employer as employees of any entity other than an Employer do not meet the definition of Employee and are ineligible for benefits under the Plan, even if the classification by the Employer is determined to be erroneous, or is retroactively revised. In the event the classification of an individual who is excluded from the definition of Employee under the preceding sentence is determined by a third party to be erroneous or is retroactively revised, the individual shall nonetheless continue to be excluded from the definition of Employee and shall be ineligible for benefits for all periods prior to the date the Employer determines its classification of the individual is erroneous or should be revised.
     1.20. “Employer” means the Company and any Subsidiary that has adopted the Plan, with the Administrator’s consent. The Employers participating in the Plan as of July 1, 2007 are listed in Appendix A.
     1.21. “Employer Matching Contribution” means the contribution credited to a Participant’s Employer Matching Contribution Account under the Plan by an Employer pursuant to Section 3.4 of the Plan.
     1.22. “Employer Matching Contribution Account” means an Account that the Administrator shall establish on behalf of a Participant for any Employer Matching Contributions made on behalf of the Participant under the Plan by an Employer under Section 3.4 of the Plan.
     1.23. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     1.24. “Excess 401(k) Plan” means the Barr Pharmaceuticals, Inc. Excess Savings and Retirement Plan.
     1.25. “Fund Share” means the share, unit, or other evidence of ownership in a Plan investment option.
     1.26. “Investment Fund” means any Registered Investment Company which is made available to Plan Participants under the Trust. For this purpose, “Registered Investment Company” means any one or more corporations, partnerships or trusts registered under the Investment Company Act of 1940.
     1.27. “Key Employee” means a Participant who, at the time of the Participant’s distribution, is a “specified employee” as defined in Code Section 409A. Key Employees will be identified as of the 12-month period ending on each December 31 (the “Identification Date”), and will be considered Key Employees for the 12-month period beginning on April 1 of the year following the Identification Date and ending on the following March 31.

     1.28. “Participant” means an Eligible Employee who has elected to make Deferral Contributions to the Plan in accordance with Article III hereof and includes any individual for whom the Administrator maintains an Account under the Plan.
     1.29. “Plan” means the Barr Pharmaceuticals, Inc. Non-Qualified Deferred Compensation Plan, as set forth herein and as hereinafter amended from time to time.
     1.30. “Plan Year” means the 12-month period beginning on January 1 and ending on the following December 31 of each year.
     1.31. “Qualified Plan” means the Barr Pharmaceuticals, Inc. Savings and Retirement Plan, as amended from time to time, and any successor or replacement plan. Except as otherwise provided in this Article I, all defined terms used in the Plan that are defined in the Qualified Plan shall have the same meaning in the Plan as is set forth in the Qualified Plan.
     1.32. “Salary” means a Participant’s annual base salary rate for the Plan Year, as specified by the Employer, prior to any Salary Deferral Contributions under this Plan or contributions under the Qualified Plan.
     1.33. “Salary Deferral Agreement” means the written deferral agreement entered into by a Participant with an Employer under Section 3.1 of the Plan.
     1.34. “Salary Deferral Contribution” means the contribution credited to a Participant’s Deferral Contribution Account under the Plan by the Employer pursuant to the Participant’s Salary Deferral Agreement under Section 3.1 of the Plan.
     1.35. “Retirement Age” means the Participant attains age 65 years.
     1.36. “Separation from Service” means the date of a Participant’s or Eligible Employee’s “separation from service” (as defined in Treas. Reg. §1.409A-1(h) and in accordance with Treas. Reg. §1.409A-1(i)(2)) from the Company or Subsidiary and shall include a separation from service for any reason, unless expressly indicated otherwise.
     1.37. “Service” means the provision of personal services to the Company or a Subsidiary in the capacity of (i) an Employee, (ii) a member of the Board, or (iii) an independent contractor.
     1.38. “Subsidiary” means such employers as are members of a controlled group of corporations (as defined in Code Section 414(b)) or an affiliated service group (as defined in Code Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Code Section 414(c)) with the Company or such other employer which is required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).
     1.39. “Trust” means any trust established by the Company and the Trustee, reflected in an agreement between the Company and the Trustee, under which assets are held, administered, and managed subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan.
     1.40. “Trust Fund” means the property held in Trust by the Trustee.

     1.41. “Trustee” means the Fidelity Management Trust Company, a Massachusetts trust company and any successor to all or substantially all of its trust business. The term Trustee shall also include any successor trustee appointed pursuant to the Trust to the extent such successor agrees to serve as Trustee under the Trust.
     1.42. “Years of Service for Vesting” means, with respect to any Employee, the number of whole years of the Employee’s Service (under the elapsed time method) with an Employer; provided that, effective for Participants whose Separation from Service occurs before April 1, 2007, Years of Service for Vesting does not include Service before the Participant became an Eligible Employee. An Employee will receive credit for the aggregate of all time period(s) commencing with the date on which the Employee first performed Service and ending on the date of the Employee’s Termination. Fractional periods of a year will be expressed in terms of days. With respect to any business entity acquired by or merged into the Company or an Employer (a “Predecessor Employer”), each Participant who was actively employed by the Predecessor Employer as of the date such Predecessor Employer was acquired by or merged into the Company or an Employer shall receive credit for Years of Service for Vesting under the Plan for all years of employment with such Predecessor Employer that otherwise would have been counted as Years of Service under this Plan if such employment had been with an Employer, unless the Company’s Board of Directors expressly provides otherwise by written instrument.
ARTICLE II
PARTICIPATION
     2.1. Date of Participation. An Eligible Employee will become a Participant in the Plan on the first day of a Plan Year after which the Eligible Employee both becomes an Eligible Employee and files a written Deferral Agreement under Section 3.1 or 3.2, or such earlier date permitted under Section 3.1 and 3.2 of a Plan Year.
     2.2. Resumption of Participation Following Reemployment. If a Participant ceases to be an Eligible Employee and thereafter returns to status as an Eligible Employee, the Eligible Employee may resume participation in the Plan in accordance with Section 2.1. The individual shall continue to be a Participant until the entire amount of the Participant’s Account is distributed. However, the individual shall not be entitled to make Deferral Contributions or receive an allocation of Employer Matching Contributions during the period that the Participant is not an Eligible Employee.
ARTICLE III
CONTRIBUTIONS
     3.1. Salary Deferral Contributions. Each Eligible Employee may execute a Salary Deferral Agreement with the Employer for the Plan Year to reduce the Eligible Employee’s Salary by a specified percentage or amount not exceeding fifty percent (50%) of Salary for that Plan Year. The Salary Deferral Agreement will be effective on the first day of the Plan Year following the date of the Salary Deferral Agreement with respect to Salary relating to Services performed in that Plan Year, unless a different effective date is permitted as provided below. The Employer shall credit to the Participant’s Salary Deferral Contribution Account an amount corresponding to the amount of the Participant’s Salary Deferral Contribution. A Salary Deferral Agreement, once made, shall be irrevocable for the Plan Year to which it relates. An Eligible Employee must properly execute a new Salary Deferral Agreement for each Plan Year the Eligible Employee wishes to make Salary Deferral Contributions to the Plan. Under no circumstances may a Salary Deferral Agreement be applied retroactively.
          Notwithstanding the foregoing, in the Plan Year in which an Employee first becomes an Eligible Employee (e.g., due to hire or promotion), the Eligible Employee may make, no later than 30 days after the date of such initial eligibility, a Salary Deferral Agreement applicable to the Salary for Services to be performed in that Plan Year after the filing of the Salary Deferral Agreement, subject to any applicable requirements of Code Section 409A and the regulations thereunder, and to the other provisions of the Plan. Such Salary Deferral Agreement shall take effect on the first day of the month following the date the properly completed Salary Deferral Agreement is provided to the Administrator.
     3.2. Bonus Deferral Contributions. Each Eligible Employee may execute a Bonus Deferral Agreement with the Employer for the Plan Year to reduce the Eligible Employee’s Bonus by a specified percentage or amount not exceeding ninety percent (90%) of any Bonus awarded to such Eligible Employee for the Eligible Employee’s Services in that Plan Year. A Bonus Deferral Agreement must be made before the first day of the Plan Year in which the Eligible Employee provides the Services to which the Bonus relates, unless a different effective date is permitted as provided below. The Employer shall credit to the Participant’s Bonus Deferral Contribution Account an amount corresponding to the amount of the Participant’s Bonus Deferral Contribution. A Bonus Deferral Agreement, once made, shall be irrevocable for the Plan Year to which it relates. An Eligible Employee must properly execute a new Bonus Deferral Agreement for each Plan Year the Eligible Employee wishes to make Bonus Deferral Contributions to the Plan. Under no circumstances may a Bonus Deferral Agreement be adopted retroactively.
          Notwithstanding the foregoing, in the Plan Year in which an Employee first becomes an Eligible Employee (e.g., due to hire or promotion), the Eligible Employee may make, no later than 30 days after the date of such initial eligibility, a Bonus Deferral Agreement applicable to the portion of the Bonus for Services to be performed in that Plan Year after the filing of the Bonus Deferral Agreement, subject to any applicable requirements of Code Section 409A and the regulations thereunder, and to the other provisions of the Plan. Such Bonus Deferral Agreement shall take effect on the first day of the month following the date the properly completed Bonus Deferral Agreement is provided to the Administrator.
     3.3. Limitations on Salary and Bonus Deferral Agreements. Notwithstanding any other provision in the Plan to the contrary, in no event shall a Participant be allowed to make a Deferral Contribution under this Plan in any Plan Year that would reduce the Participant’s Compensation under the Qualified Plan below the compensation limit that applies in that year under Code Section 401(a)(17) (e.g., $225,000 for 2007). Eligible Employees are not required to elect Deferral Contributions in any Plan Year. However, the minimum amount of a Deferral Contribution for any Plan Year for which a Deferral Agreement is executed is $1,000.
     3.4. Employer Matching Contributions. If the Employer has made a “Matching Contribution” (as defined in the Qualified Plan) to the Qualified Plan for the Plan Year, the

Employer shall make an Employer Matching Contribution to be credited to the Account maintained on behalf of each Participant who made a Deferral Contribution pursuant to Section 3.1 or 3.2 during the Plan Year. The Employer Matching Contribution shall be equal to (a) the amount of “Matching Contributions” (as defined in the Qualified Plan) and “Employer Matching Contributions” (as defined in the Excess 401(k) Plan) that the Participant would have received under the Qualified Plan and Excess 401(k) Plan had the Participant not elected to make Deferral Contributions under this Plan and without giving effect to any reductions required by Code limitations, minus (b) the “Matching Contributions” (as defined in the Qualified Plan) and “Employer Matching Contributions” (as defined in the Excess 401(k) Plan) that the Participant actually received under the Qualified Plan and Excess 401(k) Plan.
     3.5. Time of Making Employer Contributions. The Employer will from time to time make a transfer of assets to the Trustee for each Plan Year. The Employer shall provide the Trustee with information on the amount to be credited to the separate Account of each Participant maintained under the Trust.
ARTICLE IV
VESTING OF PARTICIPANTS’ ACCOUNTS
     4.1. Individual Accounts. The Administrator will establish and maintain (a) a Deferral Contribution Account for each Participant, which will reflect the Participant’s Salary and Bonus Deferral Contributions and (b) an Employer Matching Contribution Account for each Participant, which will reflect the Employer Matching Contributions credited to the Participant, and the earnings, expenses, gains, and losses credited to each, in accordance with the deemed investments made with amounts in the Participant’s Accounts. The Administrator may establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least once each Plan Year.
     4.2. Deferral Contribution Account. A Participant shall be fully vested in the amount attributable to Salary and Bonus Deferral Contributions at all times.
     4.3. Employer Matching Contribution Account. A Participant shall be vested in the Participant’s Employer Matching Contribution Account after the Participant completes 5 Years of Service for Vesting, as illustrated by the following schedule:

Years of Service for Vesting	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
     4.4. Full Vesting Provisions. Notwithstanding any other provision in the Plan to the contrary, a Participant shall be fully vested in the Participant’s entire Account upon any of the following events that occurs before the Participant’s Separation from Service: (i) a Change in

Control; (ii) the death or Disability of the Participant; or (iii) the Participant attains Retirement Age.
     4.5. Forfeiture Due to Termination for Cause. If a Participant’s Separation from Service is due to Cause, the Participant shall forfeit the entire amount in the Participant’s Employer Matching Contribution Account, including any amounts that have become vested.
ARTICLE V
INVESTMENT OF CONTRIBUTIONS
     5.1. Manner of Investment. All amounts credited to the Accounts of Participants will be treated as though invested and reinvested only in eligible Investment Funds specified by the Administrator from time to time, pursuant to Participant and/or Employer directions, as applicable. The Administrator also will specify the method and frequency for change of investments. The Administrator also will provide information regarding expenses, if any, for changes in investment options.
     5.2. Investment Decisions. Each Participant will direct investments in which the Accounts of Participants will be treated as invested and reinvested among the options made available by the Administrator.
     (a) All dividends, interest, gains, and distributions of any nature earned in respect of any Fund Shares in which an Account is treated as investing shall be credited to the Account as though reinvested in additional shares of that Investment Fund.
     (b) Expenses attributable to the acquisition of investments shall be charged to the Account of the Participant for which such investment is made.
     5.3. Adjustment for Investment Experience. If any distribution under Article VI is not made in a single payment, the amount remaining in the Participant’s Account after the distribution will be subject to adjustment until distributed to reflect the income and gain or loss on the investments in which such amount is treated as invested and any expenses properly charged under the Plan and Trust to such amounts.
ARTICLE VI
DISTRIBUTIONS
     6.1. Distribution Elections. A Participant must elect in writing, at the time each Deferral Agreement is made, the form of distribution of the contributions to the Participant’s Accounts (and earnings thereon), as permitted hereunder, to which that Deferral Agreement relates. A Participant may elect to have the Participant’s Accounts distributed in a lump sum in cash or under a systematic withdrawal plan (installments). Distributions under a systematic withdrawal plan must be made in substantially equal annual, or more frequent, installments, in cash, over a period certain that does not exceed 15 years. A Participant may vary the form of distribution of benefits with each Deferral Agreement; provided, however, that if a Participant elects a systematic withdrawal plan (installments), the period certain first specified in a Participant’s Deferral Agreement electing such form of distribution shall apply to any and all subsequent Deferral Agreements under which a Participant elects to receive distributions under a systematic withdrawal plan. A Participant may not change the timing or form of distribution once it has been elected. In the event a Participant does not properly and timely elect a form of distribution, the Participant’s Accounts will be distributed in a single lump sum.
     6.2. Designation of Beneficiary. A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form designated by the Administrator. If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form. In the event of a Participant’s death, the Participant’s designated Beneficiary or Beneficiaries will be entitled to receive the remaining balance of the Participant’s Account, plus any amounts thereafter credited to the Participant’s Account.
          A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan). If a Beneficiary dies after benefits to such Beneficiary have commenced, but before the distributions have been completed, and, in the opinion of the Administrator, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary’s estate.
     6.3. Notice to Trustee. The Administrator will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Administrator’s notice shall indicate the form, amount, and frequency of benefits that such Participant or Beneficiary shall receive.
     6.4. Distribution Dates.
     (a) Except as provided in paragraph (c) below, distribution from a Participant’s Account shall begin upon Separation from Service or, if sooner, when a Participant incurs a Disability. All distributions pursuant to this Section 6.4 shall be made as soon as administratively feasible but no later than (i) December 31 of the calendar year of the Participant’s Separation from Service or Disability, or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the Participant’s Separation from Service or Disability, whichever is later; provided however, that in no event will the Participant be permitted, directly or indirectly, to designate the taxable year of the distribution.
     (b) If the Participant’s Separation from Service occurs because of the Participant’s death, the Participant’s benefit will be paid to the Participant’s Beneficiary in the same form and at the same time as it would have been paid to the Participant pursuant to this Article VI.
     (c) Notwithstanding any provision of the Plan to the contrary, distribution from a Participant’s Account shall be made in a lump sum as soon as administratively feasible following a Change in Control.

     6.5. Time of Distribution.
     (a) Notwithstanding the Participant’s election, distributions to a Participant will not begin sooner than 12 months following the Participant’s election as to the form of such distributions unless the Participant’s Separation from Service is due to the Participant’s death, in which case distribution of a Participant’s Accounts will begin as soon as administratively feasible after the Participant’s death.
     (b) Notwithstanding anything in this Article to the contrary, if the Participant is a Key Employee, distribution of the Participant’s Accounts upon a Separation from Service other than for death will begin no sooner than 6 months after the Participant’s Separation from Service. In the event the Participant elects to receive the Participant’s Account distributed in installment payments, the first installment payment will commence no sooner than 6 months after the Participant’s Separation from Service.
     (c) Notwithstanding anything in this Article to the contrary, if the sum of the value of (i) the Participant’s Account and (ii) the Participant’s “account” (as defined in the Excess 401(k) Plan) in the Excess 401(k) Plan, is equal to or less than the applicable Code Section 402(g)(1)(B) limit at the time of the Participant’s Separation from Service, then such sum shall be distributed to the Participant in a single lump sum distribution as soon as administratively feasible but no later than (i) December 31 of the calendar year of the Participant’s Separation from Service or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the Participant’s Separation from Service, whichever is later; provided however, that the Company shall have sole discretion to designate the taxable year of the payment.
     6.6. Distributions Due to Hardship. In the discretion of the Administrator and at the written request of a Participant, an amount up to 100% of the Participant’s vested Account may be distributed to a Participant in the case of an “unforeseeable emergency,” subject to the limitations set forth below. For purposes of this Section 6.6, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, e.g., not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:
     (a) through reimbursement or compensation by insurance or otherwise;
     (b) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or
     (c) by cessation of Deferral Contributions under the Plan.
          Only one distribution on account of an unforeseeable emergency shall be permitted during a Plan Year. A Participant’s request for such a distribution must be accompanied or supplemented by such evidence that the Administrator or its designee may reasonably require. Withdrawals of amounts due to an unforeseeable emergency shall be permitted only to the extent reasonably needed to satisfy the unforeseeable emergency need and to pay taxes reasonably anticipated as a result of the distribution.
          Any Participant who receives a hardship distribution shall cease Deferral Contributions for a period of one year following the date of such hardship distribution beginning with the pay period that includes the distribution. Reentry into the Plan will be according to the Deferral Agreement procedures described in Article 3.
ARTICLE VII
ADMINISTRATION OF THE PLAN
     7.1. Powers and Responsibilities of the Administrator. The Administrator has the full power, full responsibility, and sole discretion to administer the Plan in all of its details and in accordance with its terms and to carry out the provisions of the Plan, subject, however, to the applicable requirements of ERISA and the Code. The Administrator’s powers and responsibilities include, but are not limited to, the following:
     (a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
     (b) To interpret the Plan and determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, all questions concerning the eligibility of any person to participate in the Plan, with any such interpretation or determination to be presumptively final and conclusive and binding on all persons;
     (c) To administer the claims and review process specified in Section 7.3;
     (d) To compute the amount of benefits which will be payable to any Participant, former Participant, or Beneficiary in accordance with the provisions of the Plan;
     (e) To determine the person or persons to whom such benefits will be paid;
     (f) To authorize the payment of benefits;
     (g) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;
     (h) To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan; and
     (i) By written instrument, to allocate and delegate its responsibilities, including the appointment of an individual or the formation of a committee to administer the Plan.
          The regularly kept records of the Company shall be conclusive and binding upon all persons with respect to a Participant’s date and length of service, amount of Compensation and the manner of payment thereof, type and length of any absence from work and all other matters contained therein relating to Participants.

     7.2. Claims and Review Process.
     (a) Claims Procedure. If any person believes he or she is being denied any rights or benefits under the Plan, such person (or the person’s duly authorized representative) may file a claim in writing with the Administrator. If any such claim is wholly or partially denied, the Administrator will notify the claimant of its decision in writing. The notification will set forth, in a manner calculated to be understood by the claimant, the following: (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the determination is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. Such notification will be given within ninety (90) days after the claim is received by the Administrator, or within one hundred eighty (180) days, if the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a benefit determination.
     (b) Review Procedure. Within sixty (60) days after the receipt of notification of an adverse benefit determination, a claimant (or the claimant’s duly authorized representative) may (i) file a written request with the Administrator for a review of the claimant’s adverse benefit determination and (ii) submit written comments, documents, records, and other information relating to the claim for benefits. A request for review shall be deemed filed as of the date of receipt of such written request by the Administrator. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The Administrator will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the benefit determination is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a). The decision on review will be made within sixty (60) days after the request for review is received by the Administrator, or within one hundred twenty (120) days if the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60)-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Administrator’s decision on review shall be final and binding on the claimant.
ARTICLE VIII
AMENDMENT OR TERMINATION
     8.1. Amendment. The Company reserves the right and authority to amend the Plan at any time by written instrument adopted by the Board (or such committee to which the Board has delegated the authority to amend the Plan). Such amendments are to be effective on the effective date of such amendments.
     8.2. Retroactive Amendments. An amendment made by the Company in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or rulings thereunder.
     8.3. Termination. The Company has adopted the Plan with the intention and expectation that contributions will be continued indefinitely. However, the Company has no obligation whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Trustee without any liability hereunder for any such discontinuance or termination. Any Subsidiary that has adopted the Plan may terminate its participation in the Plan by written notice to the Administrator, with the Administrator’s consent.
     8.4. Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such amendment or termination (except as such balance may decline in the future due to investment losses). No additional contributions shall be made to the Account of a Participant after termination of the Plan, but the Company shall continue to credit gains and losses to Participants’ Accounts pursuant to Section 5.3, until the balance of such Accounts have been fully distributed to each Participant or Beneficiary, as applicable. Participants’ Accounts maintained under the Plan at the time of the termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan. Notwithstanding the foregoing, the time and form of a payment to a Participant under the Plan may be accelerated where the right to the payment arises due to a termination of the Plan, in accordance with the provisions of Code Section 409A and Treas. Regs. §1.409A-3(j)(4)(ix).
ARTICLE IX
GENERAL PROVISIONS
     9.1. Limitation of Rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any right to receive a distribution of contributions made under the Plan or any other equitable right against the Employer,

Administrator, or Trustee, except as expressly provided herein; and in no event shall the Plan be construed to give any Participant the right to be retained in the service of the Company or any affiliate or Subsidiary nor will the terms of employment or service of any Participant be modified or in any way affected thereby.
     9.2. Nonalienability of Benefits. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution, or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law and as provided pursuant to a domestic relations order (defined in Code Section 414(p)(1)(B)), as determined by the Administrator. Pursuant to a domestic relations order, payments may be accelerated to a time sooner, and pursuant to a schedule more rapid, than the time and schedule applicable in the absence of the domestic relations order, provided that such payment pursuant to such order is not made to the Participant and provided further that this provision shall not be construed to provide the Participant discretion regarding whether such payment time or schedule will be accelerated.
     9.3. Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his or her affairs by reason of minority, illness, infirmity, or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under state law for the care and control of such recipient. The receipt by such person or institution of any such payments shall be complete acquittance therefore, and any such payment to the extent thereof shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.
     9.4. Information between Employer and Trustee. The Employer agrees to furnish the Trustee, and the Trustee agrees to furnish the Employer with such information relating to the Plan and Trust as may be required by the other in order to carry our their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued on forms adopted thereunder.
     9.5. Notices. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified.
     9.6. Participants’ Rights Unsecured. Except as otherwise set forth herein, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or its affiliates for payment of any distributions hereunder. The right of a Participant or Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company or a Subsidiary, and neither the Participant nor any Beneficiary shall have any rights in or against any specific assets of the Company or its Subsidiaries. All amounts credited to the Participants’ Accounts shall constitute general assets of the Employer for whose Participants the amounts were contributed, and may be disposed of by the Company or the Employer at such time and for such purposes as it may deem appropriate.

     9.7. Trust. All rights under this Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or any Employer for payment of any amounts due hereunder. No Participant or Beneficiary under the Plan shall have any interest in or rights against any specific assets of the Company or any Employer, and all Participants and Beneficiaries shall have only the rights of general unsecured creditors of the Company and the applicable Employer. Notwithstanding the preceding provisions of this Section, the Company, in its discretion shall have the right, at any time and from time to time, to cause amounts payable to any Participant or Beneficiary hereunder to be paid to the trustee of a Trust established by the Company for the benefit of Participants or their Beneficiaries. Such Trust shall contain terms and conditions to ensure that the Trust assets and earnings will be subject to creditors of the Employer for whose Participants the assets were contributed, but will otherwise be available only to pay benefits to Participants and Beneficiaries pursuant to the terms of the Plan, and will contain such other provisions as are necessary to assure that transfers to the Trust, and earnings on Trust assets, will not constitute taxable income to any Participant or Beneficiary pursuant to applicable provisions of the Code.
     9.8. No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any affiliate or any other person or entity that the assets of the Company or any affiliate will be sufficient to pay any benefit hereunder.
     9.9. Tax Withholding. The Company shall withhold from Participants’ Accounts any taxes required to be withheld under federal, state, or local law. Such taxes shall be withheld from the Participant’s non-deferred compensation to the maximum extent possible with any excess being withheld from the Participant’s Account. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.
     9.10. Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
     9.11. Applicable Law. The Plan will be construed, administered, and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of New Jersey, without regard to its conflicts of law principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Plan must be brought against any of the parties in the courts of the State of New Jersey, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the parties expressly consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     9.12. Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser, or successor entity agrees to continue the Plan. If the Plan is not continued by the transferee, purchaser, or successor entity, then the Plan shall terminate subject to the provisions of Article 8.
     9.13. Unclaimed Benefit. In the event that all, or any portion, of the distribution payable to a Participant or Beneficiary hereunder shall, at the expiration of 5 years after it shall become payable, remain unpaid solely by reason of the inability of the Company or its designee, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or Beneficiary, the amount so distributable shall be treated as a forfeiture and shall be retained by the Company as part of its general assets.
     9.14. Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as Employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary, or other person for any claim, loss, liability, or expense incurred in connection with the Plan.
     9.15. Gender and Number. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for reference only, and are not to be construed so as to alter the terms hereof.
     9.16. Indemnification. The Company and each Employer shall indemnify and hold harmless each member of the Administrator, or any Employee of the Company or an Employer, or any individual acting as an employee or agent of either of them (to the extent not indemnified or saved harmless under any liability insurance or any other indemnification arrangement) from any and all claims, losses, liabilities, costs, and expenses (including attorneys’ fees) arising out of any actual or alleged act or failure to act made in good faith pursuant to the provisions of the Plan or the Trust, including expenses reasonably incurred in the defense of any claim relating thereto with respect to the administration of the Plan or the Trust, except that no indemnification or defense shall be provided to any person with respect to any conduct that has been judicially determined, or agreed by the parties, to have constituted willful misconduct on the part of such person, or to have resulted in his or her receipt of personal profit or advantage to which he or she is not entitled.
Executed this ___ day of _____ 2008.

BARR PHARMACEUTICALS, INC.

By:

Its:

Appendix A
PARTICIPATING EMPLOYERS
Duramed Research, Inc. (previously known as Barr Research, Inc. and BRL Inc.)
Duramed Pharmaceuticals, Inc.
Barr Laboratories, Inc.
BMI, Inc.
Barr Distribution Company
Duramed Pharmaceuticals Sales Corp.
Barr International Services, Inc.
Barr East Hanover Services, Inc.
Barr Ventures, LLC
Copper 380T, LLC
2 Quaker Road, Inc.
2 Quaker Road, LLC
265 Livingston Street Corp.
Women’s Capital Corporation